Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodge	Ines Gutzmer
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8325
jeff.dodge@equifax.com	ines.gutzmer@equifax.com

Strong operating performance driven by double digit revenue growth and expanded Adjusted EBITDA margins

•	Revenue of $832.2 million was up 14 percent (15 percent in local currency) compared to the first quarter of 2016.

•	Diluted EPS of $1.26 was up 49 percent compared to the first quarter of 2016.

•	Adjusted EPS of $1.44 was up 17 percent compared to the first quarter of 2016.

•	Net income attributable to Equifax of $153.3 million was up 50 percent compared to the first quarter of 2016.

•	Adjusted EBITDA margin was 36.0 percent compared to 34.2 percent in the first quarter of 2016.

ATLANTA, April 26, 2017 -- Equifax Inc. (NYSE: EFX) today announced financial results for the quarter ended March 31, 2017.

“We are off to a strong start in 2017 with our first quarter performance. Broad-based growth was driven by our continued focus on new product innovation, delivering on our enterprise growth initiatives and execution of our vertical market strategies,” said Richard F. Smith, Chairman and Chief Executive Officer at Equifax. “We remain confident about our outlook for growth in 2017.”

Financial Results Summary

The company reported revenue of $832.2 million in the first quarter of 2017, a 14 percent increase from the first quarter of 2016 on a reported basis and up 15 percent on a local currency basis.

First quarter diluted EPS attributable to Equifax was $1.26, up 49 percent from the first quarter of 2016. Adjusted EPS attributable to Equifax was $1.44, up 17 percent from the first quarter of 2016. This financial measure for 2017 excludes the income tax effects of stock awards recognized upon vesting or settlement and adjustments resulting from the conclusion of tax audits. The financial measure for both 2017 and 2016 excludes acquisition-related amortization expense, net of associated tax impacts, and Veda acquisition related amounts as described more fully in the attached Q&A.

Net income attributable to Equifax of $153.3 million was up 50 percent compared to the first quarter of 2016. Adjusted EBITDA margin was 36.0 percent, compared to 34.2 percent in the first quarter of 2016. These financial measures for 2017 and 2016 have been adjusted for certain items, which affect the comparability of the underlying operational performance and are described more fully in the attached Q&A.

USIS delivered solid revenue growth driven by mortgage, new product innovation and enterprise-growth initiatives.

•
Total revenue was $310.1 million in the first quarter of 2017 compared to $294.9 million in the first quarter of 2016, an increase of 5 percent. Operating margin for USIS was 41.8 percent in the first quarter of 2017 compared to 41.6 percent in the first quarter of 2016. Adjusted EBITDA margin for USIS was 48.6 percent in the first quarter of 2017 compared to 48.7 percent in the first quarter of 2016.

•	Online Information Solutions revenue was $225.2 million, up 3 percent from the first quarter of 2016.

•	Mortgage Solutions revenue was $38.6 million, up 22 percent from the first quarter of 2016.

•	Financial Marketing Services revenue was $46.3 million, up 2 percent when compared to the first quarter of 2016.

International drove double-digit local currency growth with broad-based growth across Europe, Latin America, Canada and Asia Pacific.

•
Total revenue was $216.2 million in the first quarter of 2017, up 37 percent from the first quarter of 2016 and a 41 percent increase on a local currency basis. Operating margin for International was 13.8 percent in the first quarter of 2017, compared to 12.3 percent in the first quarter of 2016. Adjusted EBITDA margin for International was 31.2 percent in the first quarter of 2017, compared to 25.3 percent in the first quarter of 2016.

•	Asia Pacific revenue was $72.0 million driven largely by the Veda acquisition.

•	Europe revenue was $61.7 million, up 2 percent from the first quarter of 2016 and up 15 percent on a local currency basis.

•	Latin America revenue was $51.0 million, up 20 percent from the first quarter of 2016 and up 20 percent on a local currency basis.

•	Canada revenue was $31.5 million, up 15 percent from the first quarter of 2016 and up 11 percent on a local currency basis.

Workforce Solutions delivered double-digit growth again driven by strong performance across multiple strategic verticals.

•
Total revenue was $200.0 million in the first quarter of 2017, an 11 percent increase from the first quarter of 2016. Operating margin for Workforce Solutions was 44.7 percent in the first quarter of 2017 compared to 43.6 percent in the first quarter of 2016. Adjusted EBITDA margin for Workforce Solutions was 50.2 percent in the first quarter of 2017 compared to 49.5 percent in the first quarter of 2016.

•	Verification Services revenue was $115.1 million, up 16 percent when compared to the first quarter of 2016.

•	Employer Services revenue was $84.9 million, up 5 percent when compared to the first quarter of 2016.

Global Consumer Solutions achieved double-digit growth driven by indirect and Direct-to-Consumer reseller revenues.

•
Revenue was $105.9 million, an 11 percent increase from the first quarter of 2016 and up 13 percent on a local currency basis. Operating margin was 29.1 percent compared to 28.3 percent in the first quarter of 2016. Adjusted EBITDA margin was 31.7 percent compared to 30.8 percent in the first quarter of 2016.

Second Quarter 2017 and Full Year 2017 Outlook

We are off to a strong start in Q1. For the second quarter, we expect revenue to be between $857 and $862 million, reflecting constant currency growth of 7.0% to 7.5%, partially offset by 1% of foreign exchange impact. Adjusted EPS is expected to be between $1.55 and $1.58 which is up 10% to 12%, excluding $0.01 of foreign exchange headwind.

We expect full year 2017 revenue to be between $3.375 and $3.425 billion, reflecting constant currency growth of approximately 8%-9%, partially offset by 1% of foreign exchange headwind at current rates.

Adjusted EPS for the year is expected to be between $5.96 and $6.10, which is up 8% to 10%. Excluding approximately $0.02 full year per share negative impact from foreign exchange, this reflects constant currency EPS growth of 8% to 11%.

About Equifax

Equifax is a global information solutions company that uses trusted unique data, innovative analytics, technology and industry expertise to power organizations and individuals around the world by transforming knowledge into insights that help make more informed business and personal decisions. The company organizes, assimilates and analyzes data on more than 820 million consumers and more than 91 million businesses worldwide, and its database includes employee data contributed from more than 7,100 employers.
Headquartered in Atlanta, Ga., Equifax operates or has investments in 24 countries in North America, Central and South America, Europe and the Asia Pacific region. It is a member of Standard & Poor's (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. Equifax employs approximately 9,700 employees worldwide.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call tomorrow, April 27, 2017 at 8:30 a.m. (ET) via a live audio webcast. To access the webcast, go to the Investor Relations section of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast. This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents adjusted EPS attributable to Equifax which is diluted EPS attributable to Equifax adjusted (to the extent noted above for different periods) for acquisition-related amortization expense, net of tax, acquisition-specific transaction and due diligence expense, as well as integration expense through Q1 2017 following the closure of the acquisition, the adjustment of redeemable noncontrolling interest that reflects a redemption value in excess of fair value, the income tax effects of stock awards that are recognized upon vesting or settlement and adjustments for uncertain tax positions related to the recent settlement of an income tax audit. This earnings release also presents adjusted EBITDA and adjusted EBITDA margin which is defined as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A. This information can also be found under “Investor Relations/GAAP/Non-GAAP Measures” on our website at www.equifax.com.

Forward-Looking Statements

This release contains forward-looking statements and forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company believes these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect.

Several factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to actions taken by us, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond our control, including, but not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment and the demand for Equifax's products and services. Other risk factors include adverse or uncertain economic conditions and changes in credit and financial markets; economic, political and other risks associated with international sales and operations; risks relating to illegal first party efforts to access data or other cybersecurity or physical security breaches; changes in, and the effects of, laws and regulations and government policies governing our business, including, without limitation, our examination and supervision by the Consumer Financial Protection Bureau (“CFPB”), a federal agency that holds primary responsibility for the regulation of consumer protection with respect to financial products and services in the U.S., oversight by the U.K. Financial Conduct Authority and Information Commissioner's Office of our debt collections services and core credit reporting businesses in the U.K. and oversight by the Office of Australian Information Commission, the Australian Competition and Consumer Commission and other regulatory entities of our credit reporting business in Australia; federal or state responses to identity theft concerns;

potential adverse developments in new and pending legal proceedings or government investigations, including investigations or examinations undertaken by the CFPB, State Attorneys General or other governmental agencies; our ability to successfully develop and market new products and services, respond to pricing and other competitive pressures, complete and integrate acquisitions and other investments and achieve targeted cost efficiencies; timing and amount of capital expenditures; changes in capital markets and corresponding effects on the company’s investments and benefit plan obligations; foreign currency exchange rates and earnings repatriation limitations; and the decisions of taxing authorities, all of which could affect our effective tax rates. A summary of additional risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2016, including without limitation under the captions “Item 1. Business -- Governmental Regulation” and “-- Forward-Looking Statements” and “Item 1A. Risk Factors,” and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

EQUIFAX
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2017	2016
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$832.2	$728.3
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	300.8	253.3
Selling, general and administrative expenses	243.3	243.1
Depreciation and amortization	71.3	55.7
Total operating expenses	615.4	552.1
Operating income	216.8	176.2
Interest expense	(24.2)	(20.1)
Other income (expense), net	3.1	(2.1)
Consolidated income from operations before income taxes	195.7	154.0
Provision for income taxes	(40.3)	(51.6)
Consolidated net income	155.4	102.4
Less: Net income attributable to noncontrolling interests including redeemable noncontrolling interests	(2.1)	(0.3)
Net income attributable to Equifax	$153.3	$102.1
Basic earnings per common share:
Net income attributable to Equifax	$1.28	$0.86
Weighted-average shares used in computing basic earnings per share	120.0	118.8
Diluted earnings per common share:
Net income attributable to Equifax	$1.26	$0.85
Weighted-average shares used in computing diluted earnings per share	121.9	120.8
Dividends per common share	$0.39	$0.33

EQUIFAX
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$123.2	$129.3
Trade accounts receivable, net of allowance for doubtful accounts of $8.3 and $7.8 at March 31, 2017 and December 31, 2016, respectively	459.7	433.3
Prepaid expenses	76.2	60.2
Other current assets	46.1	50.1
Total current assets	705.2	672.9
Property and equipment:
Capitalized internal-use software and system costs	332.1	307.0
Data processing equipment and furniture	280.3	273.2
Land, buildings and improvements	206.6	203.8
Total property and equipment	819.0	784.0
Less accumulated depreciation and amortization	(340.0)	(317.1)
Total property and equipment, net	479.0	466.9
Goodwill	4,057.5	3,974.3
Indefinite-lived intangible assets	94.8	94.8
Purchased intangible assets, net	1,312.3	1,323.8
Other assets, net	140.2	131.3
Total assets	$6,789.0	$6,664.0
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$631.8	$585.4
Accounts payable	79.6	81.0
Accrued expenses	133.7	149.3
Accrued salaries and bonuses	59.3	158.8
Deferred revenue	113.5	110.7
Other current liabilities	183.4	174.4
Total current liabilities	1,201.3	1,259.6
Long-term debt	2,037.4	2,086.8
Deferred income tax liabilities, net	330.3	325.4
Long-term pension and other postretirement benefit liabilities	181.0	184.4
Other long-term liabilities	86.8	86.5
Total liabilities	3,836.8	3,942.7
Equifax shareholders' equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	—	—
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 at March 31, 2017 and December 31, 2016; Outstanding shares - 120.2 and 119.9 at March 31, 2017 and December 31, 2016, respectively	236.6	236.6
Paid-in capital	1,322.7	1,313.3
Retained earnings	4,255.9	4,153.2
Accumulated other comprehensive loss	(414.4)	(528.9)
Treasury stock, at cost, 68.5 shares and 68.8 shares at March 31, 2017 and December 31, 2016, respectively	(2,506.8)	(2,505.6)
Stock held by employee benefit trusts, at cost, 0.6 shares at March 31, 2017 and December 31, 2016	(5.9)	(5.9)
Total Equifax shareholders' equity	2,888.1	2,662.7
Noncontrolling interests	64.1	58.6
Total equity	2,952.2	2,721.3
Total liabilities and equity	$6,789.0	$6,664.0

EQUIFAX
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2017	2016
(In millions)	(Unaudited)
Operating activities:
Consolidated net income	$155.4	$102.4
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	72.1	56.8
Stock-based compensation expense	18.7	16.3
Excess tax benefits from stock-based compensation plans	—	(10.9)
Deferred income taxes	(2.6)	1.1
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(22.7)	(45.4)
Other assets, current and long-term	(29.2)	17.0
Current and long term liabilities, excluding debt	(88.0)	(29.2)
Cash provided by operating activities	103.7	108.1
Investing activities:
Capital expenditures	(50.3)	(40.2)
Acquisitions, net of cash acquired	(7.3)	(1,727.8)
Cash received from sale of asset	8.6	—
Economic hedges	—	(10.8)
Cash used in investing activities	(49.0)	(1,778.8)
Financing activities:
Net short-term borrowings	46.4	900.1
Payments on long-term debt	(50.0)	(10.0)
Borrowings on long-term debt	—	800.0
Dividends paid to Equifax shareholders	(46.9)	(39.2)
Dividends paid to noncontrolling interests	(1.9)	(1.7)
Proceeds from exercise of stock options	9.4	4.1
Payment of taxes related to settlement of equity awards	(20.3)	(17.8)
Excess tax benefits from stock-based compensation plans	—	10.9
Cash (used in) provided by financing activities	(63.3)	1,646.4
Effect of foreign currency exchange rates on cash and cash equivalents	2.5	27.8
(Decrease) increase in cash and cash equivalents	(6.1)	3.5
Cash and cash equivalents, beginning of period	129.3	93.3
Cash and cash equivalents, end of period	$123.2	$96.8

Common Questions & Answers (Unaudited)
(Dollars in millions)

1.    Can you provide a further analysis of operating revenue by operating segment?

Operating revenue consists of the following components:

(In millions)	Three months ended March 31,
					Local Currency
Operating revenue:	2017	2016	$ Change	% Change	% Change*
Online Information Solutions	$225.2	$218.1	$7.1	3%
Mortgage Solutions	38.6	31.6	7.0	22%
Financial Marketing Services	46.3	45.2	1.1	2%
Total U.S. Information Solutions	310.1	294.9	15.2	5%
Europe	61.7	60.5	1.2	2%	15%
Latin America	51.0	42.5	8.5	20%	20%
Asia Pacific	72.0	27.6	44.4	161%	159%
Canada	31.5	27.5	4.0	15%	11%
Total International	216.2	158.1	58.1	37%	41%
Verification Services	115.1	99.2	15.9	16%
Employer Services	84.9	80.9	4.0	5%
Total Workforce Solutions	200.0	180.1	19.9	11%
Global Consumer Solutions	105.9	95.2	10.7	11%	13%
Total operating revenue	$832.2	$728.3	$103.9	14%	15%
 *Reflects percentage change in revenue conforming 2017 results using 2016 exchange rates.

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2.    What was the currency impact on the foreign operations?

The U.S. dollar impact on operating revenue is as follows:

	Three months ended March 31, 2017
	Operating Revenue
(In millions)	Amount	%
Europe	$(7.9)	(13)%
Latin America	—	—%
Asia Pacific	0.5	2%
Canada	1.1	4%
Global Consumer Solutions	(1.2)	(1)%
Total	$(7.5)	(1)%

3. What drove the fluctuation in the effective tax rate?

Our effective income tax rate was 20.6% and 33.5% for the three months ended March 31, 2017 and March 31, 2016, respectively. The decrease in our effective income tax rate is primarily attributable to the adoption of the new stock-based compensation guidance we prospectively adopted in the first quarter of 2017 that requires the recognition of the income tax effects of awards in the income statement when the awards vest or are settled. These amounts were previously recognized in additional paid-in-capital. We recognized a $14.9 million tax benefit related to the accounting change in the first quarter of 2017. Additionally, the 2017 rate is lower due to $8.3 million of adjustments for uncertain tax positions related to the recent settlement of an income tax audit.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

A.    Reconciliation of net income attributable to Equifax to diluted EPS attributable to Equifax, adjusted for Veda acquisition related amounts other than acquisition-related amortization, the income tax effects of stock awards recognized upon vesting or settlement, adjustments for uncertain tax positions, income taxes related to adjustments, and acquisition-related amortization expense:

	Three Months Ended March 31,
(In millions, except per share amounts)	2017	2016	$ Change	% Change
Net income attributable to Equifax	$153.3	$102.1	$51.2	50%
Acquisition-related amortization expense of certain acquired intangibles (1)	45.0	35.7	$9.3	26%
Veda acquisition related amounts other than acquisition-related amortization (2)	11.4	22.3	(10.9)	(49)%
Income tax effects of stock awards that are recognized upon vesting or settlement (3)	(14.9)	—	(14.9)	nm
Adjustments for uncertain tax positions (4)	(8.3)	—	(8.3)	nm
Tax impact of adjustments (5)	(11.0)	(11.5)	0.5	nm
Net income attributable to Equifax, adjusted for items listed above	175.5	148.6	$26.9	18%
Diluted EPS attributable to Equifax, adjusted for items listed above	$1.44	$1.23	$0.21	17%
Weighted-average shares used in computing diluted EPS	121.9	120.8

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(1)
During the first quarter of 2017, we recorded acquisition-related amortization expense of certain acquired intangibles of $45.0 million ($36.4 million, net of tax). We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the significant cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. The $8.6 million of tax is comprised of $14.8 million of tax expense net of $6.2 million of a cash income tax benefit. During the first quarter of 2016, we recorded acquisition-related amortization expense of certain acquired intangibles of $35.7 million ($30.2 million, net of tax). The $5.5 million of tax is comprised of $11.7 million of tax expense net of $6.2 million of a cash income tax benefit.

(2)
During the first quarter of 2017, we recorded $11.4 million ($9.0 million, net of tax, which includes a valuation allowance adjustment of $1.0 million reflected in income tax) for Veda acquisition related amounts other than acquisition-related amortization, of which $11.7 million related to integration costs included in operating income, and $0.3 million related to foreign currency gain included in other income, net.

During the first quarter of 2016, we recorded $22.3 million ($16.3 million, net of tax) for Veda acquisition related amounts. $15.8 million relates to transaction and integration costs recorded in operating income, $5.8 million is recorded in other income, net, and is the impact of foreign currency changes on the transaction structure, including economic hedges, and $0.7 million is recorded in interest expense. See the Notes to this reconciliation for additional detail.

(3)
During the first quarter of 2017, we recorded a tax benefit of $14.9 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. See the Notes to this reconciliation for additional detail.

(4)
During the first quarter of 2017, we recorded a tax benefit of $8.3 million related to adjustments from uncertain tax positions resulting from the completion of examinations of historical tax returns. See the Notes to this reconciliation for additional detail.

(5)
During the first quarter of 2017 we recorded the tax impact of adjustments of $11.0 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $8.6 million ($14.8 million of tax expense net of $6.2 million of a cash income tax benefit) and (ii) tax adjustment of $2.4 million for Veda acquisition related amounts other than acquisition related amortization.

During the first quarter of 2016 we recorded the tax impact of adjustments of $11.5 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $5.5 million ($11.7 million of tax expense net of $6.2 million of a cash income tax benefit), and (ii) a tax adjustment of $6.0 million for Veda acquisition related amounts other than acquisition related amortization.

B. Reconciliation of net income attributable to Equifax to adjusted EBITDA, excluding Veda acquisition related amounts, income taxes, interest expense, net and depreciation and amortization expense, and presentation of adjusted EBITDA margin:

	Three Months Ended March 31,
(In millions)	2017	2016	$ Change	% Change
Revenue	$832.2	$728.3	$103.9	14%
Net income attributable to Equifax	$153.3	$102.1	$51.2	50%
Income taxes	40.3	51.6	(11.3)	(22)%
Interest expense, net*	23.5	18.3	5.2	28%
Depreciation and amortization	71.3	55.7	15.6	28%
Veda acquisition related amounts (1)	11.4	21.6	(10.2)	(47)%
Adjusted EBITDA, excluding the items listed above	$299.8	$249.3	$50.5	20%
Adjusted EBITDA margin	36.0%	34.2%
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*Excludes interest income of $0.7 million in 2017 and $1.8 million in 2016.

(1)
During the first quarter of 2017, we recorded $11.4 million ($9.0 million, net of tax, which includes a valuation allowance adjustment of $1.0 million reflected in income tax) for Veda acquisition related amounts other than acquisition-related amortization, of which $11.7 million related to integration costs included in operating income, and $0.3 million related to foreign currency gain included in other income, net.

During the first quarter of 2016, we recorded $22.3 million ($16.3 million, net of tax) for Veda acquisition related amounts. $15.8 million relates to transaction and integration costs recorded in operating income, $5.8 million is recorded in other income, net, and is the impact of foreign currency changes on the transaction structure, including economic hedges, and $0.7 million is recorded in interest expense. See the Notes to this reconciliation for additional detail.

C. Reconciliation of operating income to Adjusted EBITDA, excluding Veda acquisition related amounts, income taxes, depreciation and amortization expense, other income, net, noncontrolling interest, and presentation of adjusted EBITDA margin for each of the segments:

(In millions)	Three months ended March 31, 2017
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense*	Total

Revenue	$310.1	$216.2	$200.0	$105.9	nm	$832.2
Operating Income	129.7	29.8	89.5	30.8	(63.0)	216.8
Depreciation and Amortization	20.8	28.1	10.9	2.8	8.7	71.3
Other income/(expense), net**	0.3	2.1	—	—	—	2.4
Noncontrolling interest	—	(2.1)	—	—	—	(2.1)
Adjustments (1)	—	9.5	—	—	1.9	11.4
Adjusted EBITDA	$150.8	$67.4	$100.4	$33.6	$(52.4)	$299.8
Operating Margin	41.8%	13.8%	44.7%	29.1%	nm	26.1%
Adjusted EBITDA Margin	48.6%	31.2%	50.2%	31.7%	nm	36.0%

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*General Corporate Expense includes non-recurring adjustments of $1.9 million.
**Excludes interest income of $0.7 million.

(In millions)	Three months ended March 31, 2016
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense*	Total

Revenue	$294.9	$158.1	$180.1	$95.2	nm	$728.3
Operating Income	122.8	19.4	78.6	27.0	(71.6)	176.2
Depreciation and Amortization	20.5	16.4	10.5	2.3	6.0	55.7
Other income/(expense), net**	0.4	1.0	—	—	(5.3)	(3.9)
Noncontrolling interest	—	(0.3)	—	—	—	(0.3)
Adjustments (1)	—	3.6	—	—	18.0	21.6
Adjusted EBITDA	$143.7	$40.1	$89.1	$29.3	$(52.9)	$249.3
Operating Margin	41.6%	12.3%	43.6%	28.3%	nm	24.2%
Adjusted EBITDA Margin	48.7%	25.3%	49.5%	30.8%	nm	34.2%

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*General Corporate Expense includes non-recurring adjustments of $12.3 million.
**Excludes interest income of $1.8 million.

(1)
During the first quarter of 2017, we recorded $11.4 million ($9.0 million, net of tax, which includes a valuation allowance adjustment of $1.0 million reflected in income tax) for Veda acquisition related amounts other than acquisition-related amortization, of which $11.7 million related to integration costs included in operating income, and $0.3 million related to foreign currency gain included in other income, net.

During the first quarter of 2016, we recorded $22.3 million ($16.3 million, net of tax) for Veda acquisition related amounts. $15.8 million relates to transaction and integration costs recorded in operating income, $5.8 million is recorded in other income, net, and is the impact of foreign currency changes on the transaction structure, including economic hedges, and $0.7 million is recorded in interest expense. See the Notes to this reconciliation for additional detail.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Diluted EPS attributable to Equifax is adjusted for the following items:

Acquisition-related amortization expense, net of tax - We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization, and other items that are not comparable, allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Veda acquisition related amounts for transaction and due diligence expenses incurred as a direct result of the acquisition, as well as integration expense in the first year following the closure of the acquisition - During the first quarter of 2017, we recorded $11.4 million ($9.0 million, net of tax, which includes a valuation allowance adjustment of $1.0 million reflected in income tax) for Veda acquisition related amounts other than acquisition-related amortization, of which $11.7 million related to integration costs included in operating income, and $0.3 million related to foreign currency gain included in other income, net. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income tax effects of stock awards that are recognized upon vesting or settlement - During the first quarter of 2017, we recorded a tax benefit of $14.9 million related to the tax effects of deductions in excess of compensation costs in accordance with newly adopted guidance. Management believes excluding this tax effect from financial results provides meaningful supplemental information regarding our financial results for the three months ended March 31, 2017, as compared to the corresponding period in 2016, because this amount is non-operating and relates to income tax benefits or deficiencies for stock awards recognized when tax amounts differ from recognized stock compensation cost. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjustments for uncertain tax positions - During the first quarter of 2017, we recorded a tax benefit of $8.3 million related to adjustments from uncertain tax positions resulting from the completion of examinations of historical tax returns. Management believes excluding this tax effect from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended March 31, 2017, as compared to the corresponding period in 2016, because a benefit of such an amount is not comparable among the periods. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjusted EBITDA and Adjusted EBITDA margin, excluding the Veda acquisition related amounts - Management defines adjusted EBITDA as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. Management believes the use of adjusted EBITDA and adjusted EBITDA margin allows investors to evaluate our performance for different periods on a more comparable basis.